Press Release	09 September 2009

Clean Power Technologies Inc.
(“Clean Power” or the “Company”)

Clean Power Forges Full Steam Ahead by Going Stationary
MOU Signed with UK Landfill Site Operator

Newhaven, UK 3 September 2009: Clean Power Technologies Inc. (OTCBB:CPWE) (FRANKFURT:C1L), developer of a unique heat recovery and hybrid power system to reduce engine emissions and provide fuel efficiency, is pleased to announce that it has signed a collaboration agreement with micro-turbine specialists NewEnCo and landfill gas-to-energy developer Renewable Power Systems (“NewEnCo / RPS”).

Under the MOU Clean Power will install its CESAR technology on a landfill gas powered generator set of  200 KW capacity at NewEnco / RPS’s Abindgon site. This methane-rich landfill gas is generated as biomass decomposes in the ground and is already collected at many UK and European landfill sites to power large combustion engines that, in turn, drive generators feeding electrical power back into the grid. As with any combustion engine, these units produce abundant amounts of waste exhaust heat which the CESAR system will capture and harness as steam to produce additional electricity. The time-to-market for this landfill application is months, which compares favourably to the already competitive two year period spent perfecting the Company’s vehicle-based system. As such, both parties are working towards field tests as soon as early 2010.

CEO of Clean Power, Mr. Abdul Mitha, commented: “'We are especially excited about this collaboration with NewEnCo / RPS, as it marks the first stationary application for our CESAR technology, which has already been comprehensively proven in the trucking sector. We are encouraged by the response from NewEnCo / RPS to the positive merits of our technology and look forward to learning from their deep experience as a successful partnership in the landfill energy recovery industry. In particular, field trials at their Abingdon site will enable Clean Power to further refine our unique steam hybrid engine, providing anticipated efficiency improvements of 12 per cent. by capturing waste energy from the exhaust gases of existing landfill gas generator sets. Commercially we expect these additional efficiencies to translate to financial uplifts of at least 12 percent. with a payback period of only eight months on installed CESAR units.”

Laboratory tests during July 2009 to simulate landfill gas-to-energy conditions have proven the validity of the CESAR technology for this latest application, and the results have successfully demonstrated the power output of Clean Power’s new design of compact heat exchanger. On-site trials are planned from early 2010, gathering further data on the durability, performance and efficacy of Clean Power’s proprietary CESAR technology. These field results will lead to the final design of purpose-built engines for use across the broader landfill sector.

Mr Mitha continued: "Currently companies are working on landfill sites to capture gases with the aim of generating electrical power and feeding it into the grid. Our system will provide fuel efficiency and thereby help the landfill operators to increase their profitability. In a world where operating costs are rising and profit margins are shrinking, our system will make a positive difference. We believe that the development of this second market for CESAR will make Clean Power a leader in hybrid power steam technology – an environmentally clean and fuel efficient solution which is designed to provide triple net gain. The Collaboration Agreement also provides a basis for future commercial relationships in distribution and marketing and we are confident that Clean Power will benefit greatly from the combined experience of NewEnCo and RPS in these areas”.

Mr Nick Lewis, Managing Director, of NewEnCo Limited; commented “We are delighted to have the opportunity to be a part this collaboration and we strongly believe that this technology has an incredible potential in this market sector.  We have been extremely impressed with Clean Power’s technical expertise and rigorous approach to this development.  With it’s marketing, installation and service expertise, NewEnCo is ideally placed to push this technology forward in this sector to the mutual benefit of all of the parties involved.”

Speaking for Renewable Power Systems Mr Andy Leach, said; “We have been looking for several years for a solution that could make use of the waste heat in the exhaust gases of our generators.  We are excited to find a solution being developed locally which appears to meet all our requirements in particular the need for continuous unmanned operation, high reliability and low maintenance.  We are looking forward to working with Clean Power Technology on proving the operation of CESAR on our landfill gas engines.

ABOUT CLEAN POWER TECHNOLOGIES

Clean Power Technologies is committed to developing hybrid fuel technology and alternative fuel for a range of vehicles, including locomotives, heavy trucks and light cars, and for industrial usage such as landfill sites. The Company's proprietary technology significantly reduces pollution through its Clean Energy Separation And Recovery (CESAR) system, which takes otherwise wasted heat from the exhaust of a conventional combustion engine and modifies it through a heat recovery system to generate clean power for the vehicle.

Clean Power Technologies has cooperative research and development agreements in place with one of the USA's largest grocery chains, freight haulage companies and international engineering corporations. Clean Power Technologies is also working in a collaborative relationship with a leading non-profit environmental organizations in the United States.

Testing of the CESAR system on a Caterpillar C15 diesel engine has recorded a dramatic 40% improvement in fuel efficiency, with a corresponding reduction in the level of emissions. The Company is in advanced stage of the development of this engine, designed for the provision of auxiliary power and trailer refrigeration within the industrial vehicle and grocery truck industries.

The Company boasts a highly experienced engineering team, whose vision and technical capabilities are driving the implementation of this unique hybrid fuel technology. Clean Power Technologies operates out of its development facility in Newhaven, East Sussex, UK.

The Company is listed on OTCBB in the USA and is also listed on XETRA on the Frankfurt Stock Exchange.

ABOUT CESAR

Clean Power's Clean Energy Separation And Recovery (CESAR) technology is designed to increase vehicle fuel economy and reducing emissions by capturing and reusing otherwise wasted heat from the exhaust of a conventional combustion engine. A heat exchanger captures waste energy, which is then used to power, a secondary vapour engine that generates electricity. This electricity can then be used to power auxiliary electric engines and supply power to the vehicle 'primary' engine, removing the need for items such as the vehicle alternator. Power can be produced solely by the secondary vapour engine even after the primary combustion engine has shut down via a burner.

The CESAR system can be used to power auxiliary truck systems, such as trailer refrigeration and cab cooling or heating, in regulatory 'no idle' and 'quiet' zones. In addition to initial truck applications, CESAR can be further applied in Clean Power's well developed passenger car program and also in the locomotive and marine sectors.

ABOUT NewEnCo

NewEnCo was established in October 2001.  The objectives for the company were to seek strategic supply agreements with the manufacturers of the latest ‘energy efficient’ power technology which the company would then seek to market and sell.

NewEnCo secured distributorship of the Turbec T100 Combined Heat and Power Microturbine at the start of 2002. NewEnCo has offices and staff throughout the UK covering sales, installation and service support.

NewEnCo can offer a range of options including supply and installation, fully comprehensive operation and maintenance services, and project finance.

The Turbec T100 produces electricity and heat fuelled by natural gas and achieves an overall efficiency of 80%.  Emissions from the units are so clean that the exhaust gases can be used directly in a greenhouse.  At full output, the unit produces 105kW of electricity, 170kW of heat.

Micro gas turbines offer many advantages over conventional reciprocating gas or diesel engines.  With only one moving part, they are inherently more reliable and maintenance costs are much lower than for reciprocating engines.  They are also quieter, smaller and cleaner.

NewEnCo now has over 40 units installed on natural gas in the UK, with a number of further projects under development.  The lead T100 in the UK has now been operated for over 50,000 hours.  The average availability of the UK natural gas portfolio exceeded 93% in 2008.

The Turbec T100 has also been developed and proven by NewEnCo in partnership with Turbec in the biogas field.  We now have over 30 units in the UK operating successfully on both sewage digester gas and landfill gas.  From the outset, it was our aim to use untreated biogas fuel, thus avoiding the prohibitive gas cleaning costs which are necessary for other micro gas turbines.  After early difficulties which have now been overcome, the lead units have now operated for more than 35000 hours with average availability levels exceeding 90% and the product has now been fully commercial launched in this field with sales of a number of biogas units in 2007 & 2008.

ABOUT  RENEWABLE POWER SYSTEMS

Renewable Power Systems was established in 1992 since when it has designed, built and operated over 50 landfill gas generation projects in the UK making it one of the industry leaders in this field.  Many of these projects were built and operated on behalf of partners such as SWALEC (South Wales Electricity) / Hyder,  United Utilities and ECO2 / Climate Change Capital.  More recently Renewable Power Systems has focused on designing and building its own projects and now has a portfolio of 6 operational projects, the most recent being a 5 MW project on Belfast City’s Dargan Road Landfill Site, currently being commissioned.  In addition Renewable Power Systems operates 5 projects on behalf of its partners and has a development portfolio of a further 8 projects to build on an own and operate basis.  Renewable Power Systems is also active in the development of Anaerobic Digestion and Biomass projects.

- ENDS -

For more information, please contact
Clean Power Technologies Inc.
Abdul Mitha
President & CEO
+44 (0)1273 516013 or UK mobile: +44 (0) 782 436 5198

mithaa@shaw.ca
www.cleanpowertechnologies.com

DISCLAIMER

Forward Looking Statements - The information contained herein regarding risks and uncertainties, which may differ materially from those set forth in these statements, in addition to the economic, competitive, governmental, technological and other factors, constitutes a 'forward-looking statement' within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995 and is subject to the safe harbors created thereby. While the company believes that the assumptions underlying such forward-looking information are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the forward-looking information will prove to be accurate. Accordingly, there may be differences between the actual results and the predicted results, and actual results may be materially higher or lower than those indicated in the forward-looking information contained herein.